Exhibit 3.7

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

VEIN ASSOCIATES OF AMERICA, INC.

P98000043169

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendments to its Articles of Incorporation:

1.     The name of the corporation (hereinafter called the "Corporation") is VEIN ASSOCIATES OF AMERICA, INC.

2.     The Articles of Incorporation of the Corporation were amended as follows:

a.      The opening paragraph to Article III is amended to read as follows:

Article III

Capital Stock

The total number of shares of capital stock which the Corporation will have the authority to issue is one hundred and fifty-five million (155,000,000) shares of capital stock, consisting of (i) one hundred million (100,000,000) shares of common stock, par value $0.001 per share (“Common Stock”) and (ii) fifty-five million (55,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which forty-five million (45,000,000) shares of Preferred Stock will be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), one million (1,000,000) shares of Preferred Stock will be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), and the remaining shares of Preferred Stock will be undesignated shares which may be issued from time to time in accordance with this Article III.

b.      The title “PREFERRED STOCK” of Paragraph B of Article III is renamed “SERIES A CONVERTIBLE PREFERRED STOCK”.

c.      The following Paragraph C is inserted into Article III and the existing Paragraphs C and D of Article III are renumbered as Paragraphs D and E, respectively:

C.      SERIES B CONVERTIBLE PREFERRED STOCK

The Series B Convertible Preferred Stock (the “Series B Preferred Stock”) shall have the preferences, limitations, and relative rights as follows:

Section 1.      Designation. The series of preferred stock established hereby shall be designated the “Series B Convertible Preferred Stock” and the authorized number of Series B Convertible Preferred Stock shall be One Million (1,000,000).

Section 2.       Rank. With respect to any Liquidation (as defined in Article III.B), the Series B Preferred Stock shall rank (i) junior to all classes and series of any now or hereafter authorized capital stock of the Corporation ranking senior (as to rights upon liquidation, dissolution or winding up) to the Series B Preferred Stock, including, without limitation, the Corporation’s Series A Preferred Stock (“Senior Stock”), and (ii) pari passu with the Corporation’s Common Stock.

Section 3.       Voting Rights. Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, the holders of the Series B Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. Each holder of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such Series B Preferred Stock would be converted, subject to Section 6(d) herein, if converted on the date the stock transfer books are closed to determine the stockholders entitled to notice or to vote, or if no such date is established, the record date for the taking of a vote (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue) or, if no record date is established, at the day prior to the date the first notice of such vote is delivered to stockholders. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which Series B Preferred Stock held by each holder would be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

Section 4.      Dividends. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), the Corporation shall also declare and pay to the holders of the Series B Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, on a pari passu basis, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series B Preferred Stock had all of the outstanding Series B Preferred Stock been converted immediately prior to the record date for such dividend (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue) or, if no record date is fixed, the date the Board of Directors authorizes the distribution in accordance with the Corporation’s bylaws.

Section 5.      Liquidation. In the event of the Liquidation the Corporation, after payment of any liquidation preferences payable with respect to the Senior Stock then outstanding, the holders of the Common Stock, the holders of the Series B Preferred Stock, and the holders of any Senior Stock which by its terms provides for participation rights upon the occurrence of a Liquidation, shall be entitled to receive, pari passu, payment of a pro rata portion of the remaining assets of the Corporation legally available for distribution based on the aggregate number of shares of Common Stock held or deemed to be held (on an as-converted basis) by such holder.

Section 6.      Conversion.

(a)      Conversion Ratio. The Series B Preferred Stock shall be initially convertible into Common Stock at the rate of 10,000 shares of Common Stock per one share of Series B Preferred Stock converted (as adjusted pursuant to Sections 8(a) and (b) of this Article III.C, the “Series B Conversion Ratio”), rounded up to the nearest whole share. The shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be referred to herein as the “Conversion Shares.” The Series B Conversion Ratio shall be subject to adjustment pursuant to Sections 8(a) and (b) of this Article III.C.

(b)      Conversion. The Series B Preferred Stock may not be converted until such time after the date hereof as the Corporation shall have effected an Authorized Share Increase (as hereinafter defined). Subject to Section 6(d) of Part C of this Article Third, at such time as an Authorized Share Increase has become effective under all applicable provisions of the Florida Business Corporation Act and the Articles of Incorporation (the “Automatic Conversion Date”), the Series B Preferred Stock shall, automatically and without any action on the part of the holders thereof, convert into a number of fully paid and nonassessable shares of Common Stock based on the Series B Conversion Ratio then in effect. The term “Authorized Share Increase” shall mean that the Corporation shall have amended its Articles of Incorporation so as to increase the number of shares of Common Stock (whether by increasing the total number of authorized shares of Common Stock or combining the outstanding shares of Common Stock into a smaller number of shares or both) such that there exists a sufficient number of authorized, but unissued shares of Common Stock (after giving effect to any increase in authorized Common Stock and/or combination of outstanding shares of Common Stock that the Corporation may implement) to enable (i) all of the shares of Series B Preferred Stock to be converted at the then applicable Series B Conversion Ratio, subject to the adjustment pursuant to Sections 8(a) and (b) of this Article III.C, and (ii) all shares of the Corporation’s Series A Preferred Stock to be converted in accordance with its terms. The Corporation shall use its best efforts to cause an Authorized Share Increase to occur as promptly as practicable following the date of original issuance of any Series B Preferred Stock (the “Date of Original Issue”).

(c)      Conversion Mechanics. On the Automatic Conversion Date, the rights of each holder of Series B Preferred Stock (other than the right to receive shares of Common Stock upon conversion of the Series B Preferred Stock pursuant to the terms hereof) shall cease and such holder shall be treated for all purposes as the record holder of the Conversion Shares. As promptly as practicable on or after the Automatic Conversion Date, the Corporation shall issue and cause to be mailed or delivered to such holder a notice stating that the Automatic Conversion Date has occurred and that the shares of Series B Preferred Stock have been deemed to have converted in accordance with paragraph (b) of this Section 6. Upon the occurrence of an automatic conversion of the shares of Series B Preferred Stock pursuant to paragraph (b) of this Section 6, the holders of the Series B Preferred Stock shall surrender the certificates representing the shares of Series B Preferred Stock for which such conversion has occurred to the Corporation and the Corporation shall, upon receipt of such certificate(s), cause its transfer agent to deliver certificates representing the Conversion Shares to the holder within three business days of the Corporation’s receipt of the applicable Preferred Stock certificate(s). The Corporation shall not be obligated to issue the certificates representing the Conversion Shares, however, unless certificates evidencing such Series B Preferred Stock are either delivered to the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed, and executes an affidavit or agreement satisfactory to the Corporation and its transfer agent to indemnify the Corporation and/or the transfer agent from any loss incurred by it in connection therewith.

(d)      Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series B Preferred Stock, and each holder thereof shall not have the right to convert any portion of its shares of Series B Preferred Stock to the extent that after giving effect to such conversion, such holder (together with such holder’s affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a holder of Series B Preferred Stock and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such holder or any of its affiliates, so long as such other securities of the Corporation are not exercisable nor convertible within sixty (60) days from the date of such determination.  For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, the holders of Series B Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Corporation’s most recent Form 10-Q, Form 10-QSB, Form 10-K, or Form 10-KSB, as the case may be, as filed with the Commission under the Exchange Act; (B) a more recent public announcement by the Corporation; or (C) any other written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of any holder of Series B Preferred Stock, the Corporation shall, within two (2) Trading Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series B Preferred Stock, by each holder of Series B Preferred Stock and its affiliates since the date as of which such number of outstanding shares of Common Stock was public reported by the Corporation. For purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules relating thereto promulgated by the Commission.

Section 7.      Merger, Consolidation or Disposition of Assets.

(a)     If, after the Date of Original Issue and while any shares of Series B Preferred Stock are outstanding, there occurs a Change of Control as defined in Article III.B., then the holder of the Series B Preferred Stock shall have the right thereafter to receive, upon the conversion of the Series B Preferred Stock, (i) the number of shares of common stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and (ii) any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”) receivable upon or as a result of such Change of Control by a holder of the number of shares of Common Stock into which the shares of Series B Preferred Stock are convertible immediately prior to such event.

(b)     In case of any such Change of Control, the successor or acquiring corporation (if other than the Corporation) shall expressly assume the due and punctual observance and performance of each and every covenant and condition contained in this Paragraph C of Article III to be performed and observed by the Corporation and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Corporation) in order to provide for adjustments of shares of the Common Stock into which the Series B Preferred Stock are convertible which shall be as nearly equivalent as practicable to the adjustments provided for in Section 8(a) of this Article III.C. For purposes of Section 7(a) of this Article III.C, common stock of the successor or acquiring corporation shall include stock of such corporation of any class which is not preferred as to dividends or assets on liquidation over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock.

(c)     The foregoing provisions of this Section 7 shall similarly apply to successive Change of Control transactions.

Section 8.      Other Terms of Series B Preferred Stock.

(a)      Stock Split, Stock Dividend, Recapitalization, etc. If the Corporation, at any time while any Series B Preferred Stock are outstanding, does any of the following: (i) pay a stock dividend or otherwise make a distribution or distributions payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of Common Stock any shares of capital stock of the Corporation, then the Series B Conversion Ratio in effect immediately prior thereto shall be adjusted to the nearest whole number by the Corporation’s Board of Directors so that, upon the happening of such event, the holder of any shares of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive, as nearly as is practicable, the number of shares of Common Stock or other capital stock which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series B Preferred Stock been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier. Any adjustment made pursuant to this Section 8 shall become effective at the record date of the applicable event in the case of clause (i) and (iv) above and the effective date of the event in the case of clauses (ii) and (iii) above.

(b)      No Impairment. Unless approved in accordance with Section 3 of this Article III.C the Corporation will not, by amendment of its Articles of Incorporation or this Amendment or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 8 and in the taking of all such action(s) as may be necessary or appropriate in order to protect against impairment of the conversion rights described in Section 6 of this Article III.C to the holders of the Series B Preferred Stock.

(c)      Notices of Record Date . In the event that this Corporation shall propose at any time:

(i)     to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus (for avoidance of doubt, the foregoing phrase does not include any event specified in clauses (i), (ii) and (iii) of Section 8(a) of this Article III.C;

(ii)     to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii)     to merge with or into any other corporation (other than a merger in which the holders of the outstanding voting equity securities of the Corporation immediately prior to such merger will hold more than fifty percent (50%) of the voting power of the surviving entity immediately following such merger), or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, this Corporation shall send to the holders of the Series B Preferred Stock:

(1)     written notice at least ten (10) days prior to the date on which a record shall be taken for such dividend or distribution referred to in clause (i) of Section 8(c) of this Article III.C (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above; and

(2)     in the case of the matters referred to in (ii) and (iii) above, written notice at least ten (10) days prior to the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series B Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given when so mailed.

(d)      Loss, Theft, Destruction of Series B Preferred Stock. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of certificates representing shares of Series B Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series B Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificates representing Series B Preferred Stock, new certificates representing Series B Preferred Stock of like tenor.

(e)      When Adjustments to Be Made. The adjustments required by Sections 8(a) or 8(b) of this Article III.C shall be made whenever and as often as any specified event requiring an adjustment shall occur.

(f)      Stock Transfer Taxes. The issue of stock certificates upon conversion of the Series B Preferred Stock shall be made without charge to the converting holder for any tax in respect of such issue; provided, however, that the Corporation shall be entitled to withhold any applicable withholding taxes with respect to such issue, if any.

3.      No other agreement or document contains any provision regarding the reclassification of the issued shares of the Corporation covered hereby.

4.      This Amendment was adopted on June __, 2007.

5.      The effective date of this Amendment is the date of its filing with the Office of the Secretary of the State of Florida.

6.     This Amendment was approved by the Corporation’s board of directors without shareholder action and shareholder action was not required.

IN WITNESS WHEREOF, the undersigned executed this Amendment on this __ day of June 2007.

Vein Associates of America, Inc.

By: _________________________________
Name: Eric Luetkemeyer
Title:      President and Chief Executive Officer